Exhibit 99.1

agilon health Reports First Quarter 2021 Results

LONG BEACH, Calif. – May 26, 2021 – agilon health, inc. (NYSE: AGL), the company transforming health care for seniors by empowering primary-care physicians to focus on the entire health of their patients, announced results for the first quarter ended March 31, 2021.

First Quarter 2021 Results:

•

Total revenue of $413 million increased 42% from 2020 and would have increased approximately 50% including a recently completed group Medicare Advantage (MA) contract that is retroactive to January 2021

•	Members of approximately 165,300 as of March 31 increased 35% from 2020 and would have increased 42% to approximately 174,300 including the retroactive group contract
•	Same geography membership growth of 8% from 2020 and same geography membership growth of 15% including the retroactive group contract
•	Net loss from continuing operations of $14 million, compared to $8 million in 2020
•	Medical Margin of $52 million, compared to $42 million in 2020
•	Adjusted EBITDA of $4 million, compared to $3 million in 2020

“We are pleased with our first quarter results, highlighted by 42% revenue growth and 35% membership growth.  Including the retroactive group MA contract, same geography membership growth increased 15%, reflective of strong member retention and broad-based additions across all markets.  Our aligned partnership model is resonating with physician groups and we began implementing six new geographies with approximately 49,000 members that will go-live in January 2022.” said Steve Sell, Chief Executive Officer. “With the completion of our initial public offering, we are well capitalized to support our growth strategy.  We plan to use the proceeds to scale our platform, support growth of our existing physician partners, and partner with additional groups to help transform senior care in local communities across the country.”

Outlook for Second Quarter and Fiscal Year 2021:

	Quarter End		Year End
	June 30, 2021		December 31, 2021
	Low	High	Low	High
Ending members	175,000	177,000	182,000	184,000
Total revenues ($M)	$470	$475	$1,765	$1,780
Adjusted EBITDA ($M)			$(41)	$(38)

Total revenue outlook for the second quarter 2021 includes an estimated $24 million associated with the group MA contract attributable to the first quarter.  Adjusted EBITDA loss reflected in the full year 2021 outlook is expected to be weighted to the back half of the fiscal year.

We have not reconciled guidance for Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, and have not provided forward-looking guidance for net income (loss), because of the uncertainty around certain items that may impact net income (loss), including stock-based compensation, that are not within our control or cannot be reasonably predicted.

Membership Details

Membership as of March 31, 2021 was approximately 165,300, an increase of 35% from 2020.  Average membership during the first quarter 2021 was approximately 163,000.  Including an estimated 49,000 members currently in implementation for 2022 go-live, total MA membership on the agilon platform was approximately 214,300 as of March 31, 2021.

Same geography membership increased 8% year-over-year during the first quarter 2021 and increased 15% including a recently completed group MA contract that is retroactive to January 2021.  During the first quarter, a group MA contract transitioned between two payers in one of our geographies.  Due to the timing required to complete the transition, agilon health’s first quarter 2021 results do not include the revenue, membership, or costs of these members.  agilon health recently completed a new agreement covering this membership and this will be reflected in the company’s financial results for the second quarter 2021, including retroactive amounts associated with first quarter 2021.  We estimate the retroactive revenue and membership associated with this contract for the first quarter 2021 are approximately $24 million and 9,000, respectively.  Importantly, patients covered by this group plan were under the continuous care of their primary care doctor during this transition.

Direct Contracting

In collaboration with seven of our physician group partners, we launched five Direct Contracting Entities (DCE) with over 50,000 attributed beneficiaries on April 1, 2021.  The DCE program allows physician groups on the agilon platform to operate a single line of business for Medicare patients.  While the recent announcement from the Center for Medicare and Medicaid Innovation will limit new DCE entrants for 2022, we will be able to utilize existing DCEs as a vehicle for existing or new physician groups to participate in the Direct Contracting program.

Initial Public Offering and Debt Refinancing

On April 19, 2021, we completed the initial public offering of 53,590,000 shares of common stock at a price of $23.00 per share.  The net proceeds of the offering were approximately $1.16 billion, after underwriting fees and other offering expenses.

On February 18, 2021, we executed a new credit facility agreement (2021 Secured Credit Facilities). The 2021 Secured Credit Facilities included an initial $100 million senior secured term loan and a $100 million senior secured revolving credit facility.  Subsequent to the end of the first quarter and in connection with our initial public offering, we repaid $50 million of the senior secured term loan.

As of April 30, 2021, including the impact from the initial public offering, debt refinancing, debt repayment and other items, agilon health had approximately $1.1 billion of cash and $50 million of debt outstanding.

Webcast and Conference Call:

agilon health will host a conference call and webcast to discuss first quarter 2021 results on Thursday, May 27, 2021 at 8:30 AM Eastern Time. The conference call and webcast can be accessed by dialing (855) 435-0829 for U.S. participants, or +1 (639) 491-2399 for international participants, and referencing participant code 9436419, or visiting the “Events & Presentations” section of https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.

About agilon health

agilon health is transforming health care for seniors by empowering primary-care physicians to focus on the entire health of their patients. Through our partnerships and our platform, agilon is leading the nation in creating the system we need – one built on the value of care, not the volume of fees. We honor the independence of local physicians and serve as their partners so they can be the doctors they trained to be. agilon provides the capital, data, payor relationships, executive experience and contract support that allow physician groups to take on the risk of total care for their most vulnerable patients. The result: healthier communities, and doctors who can devote the right amount of time with the patients who need it most. With rapidly growing appeal, agilon is scaled to grow and is here to help our nation’s best independent physician groups have a sustained, thriving future. Together, we are reinventing primary care.

Forward Looking Statements

Statements in this release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” "target," “forecast,” “plan,” “potential,” “estimate,” “could,” “would,” “should,” and other comparable and derivative terms or the negatives thereof. Examples of forward-looking statements include, among other things: (i) statements regarding timing, outcomes and other details relating to current, pending or contemplated new markets, new partnership structures, financing activities, dispositions, or other transactions discussed in this release; and (ii) statements regarding growth opportunities, ability to deliver sustainable long-term value, business environment, long term opportunities and strategic growth plan including without limitation with respect to expected revenue and net income, total and average membership, Adjusted EBITDA, and other financial projections and assumptions, as well as comparable statements included in other sections of this release. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses, and our ability to achieve or maintain profitability in an environment of increasing expenses; our ability to identify and develop successful new geographies, physician partners and payors, or to execute upon our growth initiatives; our ability to execute our operation strategies or to achieve results consistent with our historical performance; our expectation that our expenses will increase in the future and the risk that medical expenses incurred on behalf of members may exceed the amount of medical revenues we receive; our ability to secure contracts with Medicare Advantage payors or to secure Medicare Advantage at favorable financial terms; our ability to recover startup costs incurred during the initial stages of development of our physician partner relationships and program initiatives; significant reductions in our membership; challenges for our physician partners in the transition to a Total Care Model; inaccuracies in the estimates and assumptions we use to project the size, revenue or medical expense amounts of our target market; the spread of, and response to, the novel coronavirus, or COVID-19, and the inability to predict the ultimate impact on us; security breaches, loss of data or other disruptions to our data platforms; the impact of devoting significant attention and resources to the provision of certain transition services in connection with the disposition of our California operations; our subsidiaries’ lack of performance or ability to fund their operations, which could require us to fund such losses; our dependence on a limited number of key payors; the limited terms of our contracts with payors and that they may not be renewed upon their expiration; our reliance on our payors for membership attribution and assignment, data and reporting accuracy and claims payment; our dependence on physician partners and other providers to effectively manage the quality and cost of care and perform obligations under payor contracts; our dependence on physician partners to accurately, timely and sufficiently document their services and potential False Claims Act or other liability if any diagnosis information or encounter data are inaccurate or incorrect; reductions in reimbursement rates or methodology applied to derive reimbursement from, or discontinuation of, federal government healthcare programs, from which we derive substantially all of our total revenue; statutory or regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, and their impact on government funding, program coverage and reimbursements; regulatory proposals directed at containing or lowering the cost of healthcare and our participation in such proposed models; the impact on our revenue of CMS modifying the methodology used to determine the revenue associated with MA members; our substantial indebtedness and the potential that we may incur additional indebtedness; and risks related to other factors discussed under “Risk Factors” in our Registration Statement on Form S-1. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.

Consolidated Balance Sheets

In thousands, except share and per share data

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,289	$106,795
Restricted cash and equivalents	14,202	28,383
Receivables, net	288,827	144,555
Prepaid expenses and other current assets, net	9,314	9,639
Current assets held for sale and discontinued operations, net	—	4,825
Total current assets	417,632	294,197
Property and equipment, net	4,799	6,456
Intangible assets, net	61,609	60,468
Goodwill	41,540	41,540
Other assets, net	47,259	43,700
Non-current assets held for sale, net	1,199	—
Total assets	$574,038	$446,361
LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$276,984	$162,868
Accounts payable and accrued expenses	95,122	97,244
Current portion of long-term debt	—	3,041
Current liabilities held for sale and discontinued operations	—	3,682
Total current liabilities	372,106	266,835
Long-term debt, net of current portion	99,412	64,665
Other liabilities	91,264	90,091
Total liabilities	562,782	421,591

Commitments and contingencies

Contingently redeemable common stock, $0.01 par value: 76,201 shares issued and outstanding	309,500	309,500

Stockholders' equity (deficit):
Common stock, $0.01 par value: 500,000 shares authorized; 249,474 and 249,374 shares issued and outstanding, respectively	2,494	2,494
Additional paid-in capital	265,603	263,966
Accumulated deficit	(566,268)	(551,190)
Total agilon health, inc. stockholders' equity	(298,171)	(284,730)
Noncontrolling interests	(73)	—
Total stockholders’ equity (deficit)	(298,244)	(284,730)
Total liabilities, contingently redeemable common stock and stockholders’ equity (deficit)	$574,038	$446,361

agilon health, inc.

Consolidated Statements of Operations

In thousands, except per share data

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Medical services revenue	$412,412	$289,814
Other operating revenue	692	1,234
Total revenues	413,104	291,048
Expenses:
Medical services expense	360,354	247,653
Other medical expenses	23,661	18,426
General and administrative	37,777	27,605
Depreciation and amortization	3,427	3,198
Total expenses	425,219	296,882
Income (loss) from operations	(12,115)	(5,834)
Other income (expense):
Other income (expense), net	1,336	122
Interest expense	(2,941)	(2,149)
Income (loss) before income taxes	(13,720)	(7,861)
Income tax benefit (expense)	(16)	—
Income (loss) from continuing operations	(13,736)	(7,861)
Discontinued operations:
Income (loss) before income taxes	(1,351)	(8,089)
Income tax benefit (expense)	(64)	(149)
Total discontinued operations	(1,415)	(8,238)
Net income (loss)	(15,151)	(16,099)
Noncontrolling interests’ share in earnings (loss)	73	—
Net income (loss) attributable to common shares	$(15,078)	$(16,099)

Net income (loss) per common share, basic and diluted
Continuing operations	$(0.04)	$(0.02)
Discontinued operations	$(0.01)	$(0.03)
Weighted average shares outstanding, basic and diluted	325,659	321,250

agilon health, inc.

Condensed Consolidated Statements Of Cash Flows

In thousands, except per share data

(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(15,151)	$(16,099)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,481	3,363
Stock-based compensation expense	1,472	1,071
Loss on debt extinguishment	1,186	—
Other noncash items	1,766	837
Changes in operating assets and liabilities	(33,582)	(15,299)
Net cash provided by (used in) operating activities	(40,828)	(26,127)
Cash flows from investing activities:
Purchase of property and equipment, net	(178)	(345)
Purchase of intangible assets	(3,986)	(33)
Investment in loans receivable and other	(1,204)	(359)
Proceeds from repayment of loans receivable	—	1,056
Proceeds from sale of business, net of cash divested	(3,706)	—
Net cash provided by (used in) investing activities	(9,074)	319
Cash flows from financing activities:
Proceeds from equity issuances, net	—	28,128
Proceeds from exercise of stock options	165	—
Proceeds from the issuance of long-term debt	100,000	—
Debt issuance costs	(1,218)	—
Repayments of long-term borrowings	(68,649)	(760)
Net cash provided by (used in) financing activities	30,298	27,368
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	(19,604)	1,560
Cash, cash equivalents and restricted cash and equivalents from continuing operations, beginning of period	135,178	139,152
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, beginning of period	3,917	6,460
Cash, cash equivalents and restricted cash and equivalents, beginning of period	139,095	145,612
Cash, cash equivalents and restricted cash and equivalents from continuing operations, end of period	119,491	142,563
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, end of period	—	4,609
Cash, cash equivalents and restricted cash and equivalents, end of period	$119,491	$147,172

agilon health, inc.

Key Operating Metrics

 In thousands

(unaudited)

MEDICAL MARGIN

	Three Months Ended March 31,
	2021	2020
Medical services revenue	$412,412	$289,814
Medical services expense	(360,354)	(247,653)
Medical margin	$52,058	$42,161

Medical margin represents the amount earned from medical services revenue after medical services expenses are deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect medical margin to increase in absolute dollars. However, medical margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to medical margin PMPM.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended March 31,
	2021	2020
Platform support costs	$28,408	$23,520
Geography entry costs(1)	3,222	652
Severance and related costs	454	2
Management fees(2)	375	330
Stock-based compensation expense	1,472	1,021
Other(3)	3,846	2,080
General and administrative	$37,777	$27,605

(1)

Represents physician incentive expense related to surplus sharing and other direct medical expenses incurred to improve care for our members in our live geographies. Excludes costs in geographies for which we are contracted to go live in January of the following year.

(2)

Represents management fees and other expenses paid to Clayton Dubilier & Rice, LLC (“CD&R”). In connection with our initial public offering, we terminated our consulting agreement with CD&R, effective April 16, 2021. We were not charged a fee in connection with the termination of this agreement.

(3)	Includes changes in non-cash accruals for unasserted claims and contingent liabilities.

Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance and legal functions.

agilon health, inc.

Non-GAAP Financial Measures

 In thousands

(unaudited)

NETWORK CONTRIBUTION

	Three Months Ended March 31,
	2021	2020
Income (loss) from operations	$(12,115)	$(5,834)
Other operating revenue	(692)	(1,234)
Other medical expenses	23,661	18,426
Other medical expenses—live geographies(1)	(21,916)	(17,421)
General and administrative	37,777	27,605
Depreciation and amortization	3,427	3,198
Network contribution	$30,142	$24,740

(1)

Represents physician incentive expense related to surplus sharing and other direct medical expenses incurred to improve care for our members in our live geographies. Excludes costs in geographies for which we are contracted to go live in January of the following period. For the three months ended March 31, 2021 and 2020, costs incurred in implementing geographies were $1.8 million and $1.0 million, respectively.

ADJUSTED EBITDA

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(15,151)	$(16,099)
(Income) loss from discontinued operations, net of income taxes	1,415	8,238
Interest expense	2,941	2,149
Income tax expense (benefit)	16	0
Depreciation and amortization	3,427	3,198
Geography entry costs(1)	4,967	1,658
Severance and related costs	454	2
Management fees(2)	375	330
Stock-based compensation expense	1,472	1,021
Other(3)	3,846	2,080
Adjusted EBITDA	$3,762	$2,577

(1)

Represents direct geography entry costs, including investments to develop and expand our platform, physician incentive expense, employee-related expenses and marketing. For the three months ended March 31, 2021 and 2020, (i) $1.8 million and $1.0 million, respectively, are included in other medical expenses and (ii) $3.2 million and $0.7 million, respectively, are included in general and administrative expenses.

(2)

Represents management fees and other expenses paid to CD&R. In connection with our initial public offering, we terminated our consulting agreement with CD&R, effective April 16, 2021. We were not charged a fee in connection with the termination of this agreement.

(3)	Includes changes in non-cash accruals for unasserted claims and contingent liabilities.

In addition to providing results that are determined in accordance with GAAP, we present network contribution and Adjusted EBITDA, which are non-GAAP financial measures.

We define network contribution as medical services revenue less the sum of: (i) medical services expense and (ii) other medical expenses excluding costs incurred in implementing geographies. Other medical expenses consist of physician incentive expense related to surplus sharing and other direct medical expenses incurred to improve care for our members. We believe this metric provides insight into the economics of our Total Care Model as it includes all medical services expense associated with our members’ care as well as partner incentive and additional medical costs we incur as part of our aligned partnership model. Other medical expenses are largely variable and proportionate to the level of surplus in each respective geography.

We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization expense, (v) geography entry costs, (vi) share-based compensation expense, (vii) severance and related costs and (viii) certain other items that are not considered by us in the evaluation of ongoing operating performance.

Income (loss) from operations is the most directly comparable GAAP measure to network contribution. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.

We believe network contribution and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our live geographies by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe network contribution and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe network contribution and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate network contribution and Adjusted EBITDA or similarly-titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of network contribution and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts

Investor Contact

Matthew Gillmor

VP of Investor Relations

investor.relations@agilonhealth.com

Media Contact

Shannan Siemens

Managing Director, Mercury

media@agilonhealth.com